U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                  to FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          TOPCLICK INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                         7372                    330755473
(State or other jurisdiction       (Primary Standard          (I.R.S. Employer
     of incorporation                  Industrial            Identification No.)
     or organization)          Classification Code Number)

Suite 200, 1636 West 2nd Street, Vancouver, British Columbia, Canada    V6J 1H4
(Address of registrant's principal executive offices)                 (Zip Code)

                                 (604) 737-1127
              (Registrant's Telephone Number, Including Area Code)

                              Thomas E. Stepp, Jr.
                              Stepp & Beauchamp LLP
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                                  949.660.9700
                             Facsimile 949.660.9010
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==================================  ======================== ========================= ========================  ===================
       Title of each class                   Amount              Proposed maximum          Proposed maximum
          of securities                      to be                offering price              aggregate                Amount of
         to be registered                  registered              per share(1)           offering price(1)         registration fee
----------------------------------  ------------------------ ------------------------- ------------------------  -------------------
Common Stock, $.001 par value              8,954,973                  $0.6875               $6,156,543.90              $1,711.52
==================================  ======================== ========================= ========================  ===================

(1) Calculated pursuant to Rule 457(c) of Regulation C using the average of the bid and ask prices per share of the Registrant's common stock, as reported on the OTC Bulletin Board for November 29, 1999.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus

                          TOPCLICK INTERNATIONAL, INC.,
                             a Delaware corporation

                8,954,973 Shares of $.001 Par Value Common Stock

This prospectus ("Prospectus") relates to 8,954,973 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), of TopClick International, Inc., a Delaware corporation (the "Company"). The Shares are outstanding shares of Common Stock, or will be outstanding shares of Common Stock acquired upon exercise of options, warrants or the exchange of certain securities, owned by the persons named in this Prospectus under the caption "Selling Stockholders." The Shares were acquired by the Selling Stockholders in various transactions, all of which were exempt from the registration provisions of the Securities Act of 1933, as amended (the "1933 Act"), including sales of the Shares in private placements by the Company, issuance of the Shares as compensation, the exercise of warrants by certain of the Selling Stockholders and the exchange of certain shares of common stock of TopClick Corporation, a Delaware corporation, for certain Shares pursuant to a Stock Exchange Agreement dated February 10, 1999.

The Selling Stockholders may from time to time sell the Shares on the OTC Bulletin Board, on any other national securities exchange or automated quotation system on which the Common Stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers. See "Plan of Distribution."

The Company will receive no part of the proceeds of any sales made hereunder. See "Use of Proceeds." All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "Selling Stockholders."

The Selling Stockholders and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

The Shares have not been registered for sale by the Selling Stockholders under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the States in which transactions occur or the existence of any exemption from registration.

The Company participates in the OTC Bulletin Board, an electronic quotation medium for securities traded outside the Nasdaq Stock Market. The Company's common stock trades on the OTC Bulletin Board under the trading symbol "TOCK". On November 29, 1999, the closing bid and asked prices of the Common Stock as reported on the OTC Bulletin Board were $0.65625 and $0.71875, respectively.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is November 29, 1999

Item 3.  Summary Information and Risk Factors.

THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, WHICH CONTAINS MORE DETAILED INFORMATION WITH RESPECT TO EACH OF THE MATTERS SUMMARIZED IN THIS PROSPECTUS AS WELL AS OTHER MATTERS NOT COVERED IN THE SUMMARY. ALL PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE ENTIRE CONTENTS OF THE PROSPECTUS AND THE EXHIBITS ATTACHED HERETO, INDIVIDUALLY AND WITH THEIR OWN TAX, LEGAL AND BUSINESS ADVISORS.

The Company:                       The principal business address of the Company
                                   is  Suite   200,   1636   West  2nd   Street,
                                   Vancouver,  British Columbia, Canada V6J 1H4;
                                   telephone number (604) 737-1127.

Business of the
Company: The Company is a Delaware corporation which was originally incorporated to engage in any lawful act or activity for which corporations may be organized under the General corporation Law of Delaware. The Company initially was involved in the development of oil and gas properties. After the consummation of a series of corporate acquisitions specified more completely under the caption "Development of the Company" at
                                   Item 16 of this Prospectus, the nature of the Company's business changed from development of oil and gas properties to the business of facilitating the consumption of information, products and services via the Internet. To this end, the Company currently provides Internet users with a one-stop information index to the top Internet guides. The Company believes that it must develop volume traffic on its site in order to be successful. Once traffic volume has been established, the Company believes that it will become a distribution point for advertisers and will develop opportunities to participate in sponsorship agreements, electronic commerce agreements and joint marketing ventures. The Company intends to build its initial equity value measured by traffic (that is, page views) and then intends to develop multiple revenue streams as a broker of diverse audience interests. There is no assurance, however, that the Company will build an equity base which will be considered worth acquiring. Initially, the Company will offer its products and services free to its customers, strategic partners and media partners.

State of                           The Company was incorporated  pursuant to the
organization of the                provisions of the General  Corporation Law of
Company:                           Delaware on October 3, 1996.

Risk Factors:                      A  purchase  of  the  Common  Stock  involves
                                   various   risks   that  must  be   considered
                                   carefully by any potential  purchaser.  Those
                                   risks  include,   but  are  not   necessarily
                                   limited  to,  (i) there  can be no  assurance
                                   that the products and services of the Company
                                   will achieve a  significant  degree of market
                                   acceptance, and that acceptance, if achieved,
                                   will be sustained for any significant  period
                                   or that  product and service life cycles will
                                   be  sufficient  (or  substitute  products and
                                   services  developed) to permit the Company to
                                   recover  associated  costs;  (ii) the Company
                                   has a limited operating history upon which an
                                   evaluation of the Company's  prospects can be
                                   made; (iii) the officers and directors of the
                                   Company  may be subject to various  conflicts
                                   of interest;  (iv)  substantially  all of the
                                   Company's   products  and  services  will  be
                                   offered on the Internet, and, therefore,  the
                                   Company's  ability  to  generate  significant
                                   revenues   will  depend  upon,   among  other
                                   things, consumers and advertisers' acceptance
                                   of  the   Internet   as  an   effective   and
                                   sustainable   advertising   medium   and  the
                                   development of a large base of users of the

                                   Company's services possessing demographic characteristics attractive to advertisers, both of which are subject to market and other factors beyond the Company's control; (v) the Company may be required to raise substantial funds in order to implement its business plans and objectives; (vi) the Company is subject to significant competition from other Internet guides; (vii) the results of operations of the Company may vary from period to period as a result of a variety of factors; (viii) the market for the products and services of the Company is characterized by continuous development and introduction of new products and services; (ix) the Internet is subject to changing political, economic and regulatory influences that may affect the business practices and operations of the Company; (x) the Company is dependent on its key personnel and management; (xi) the Company does not anticipate paying dividends on its Common Stock in the foreseeable future; (xii) there can be no assurance that the Company's operations will become profitable; (xiii) the Company may fail to become compliant with Year 2000 computer programming issues; and (xiv) the Company's communications providers, customers, or other third parties may fail to become compliant with Year 2000 computer programming issues. See "RISK FACTORS".

The Shares:                        The Shares  offered  hereby  are  outstanding
                                   shares   of   Common   Stock,   or   will  be
                                   outstanding  shares of Common Stock  acquired
                                   upon  exercise  of  options,  warrants or the
                                   exchange of certain shares of common stock of
                                   TopClick Corporation, a Delaware corporation,
                                   for Shares now owned by the persons  named in
                                   this  Prospectus  under the caption  "Selling
                                   Stockholders."  The Shares  were  acquired by
                                   the   Selling    Stockholders    in   various
                                   transactions, all of which were exempt from the registration provisions of the 1933 Act.

Estimated use of                   All of the  Shares  offered  hereby are being
proceeds:                          offered  by  the  Selling  Stockholders.  The
                                   Company will not receive any of the proceeds from the sale of the Shares. See "Selling
                                   Stockholders."

                                  RISK FACTORS

In addition to the other information specified in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the Shares offered hereby. A purchase of the Shares offered hereby is speculative in nature and involves a high degree of risk. No purchase of the Shares should be made by any person who is not in a position to lose the entire amount of such investment.

THIS PROSPECTUS SPECIFIES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SPECIFIED IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE PURCHASERS OF SHARES MUST BE PREPARED FOR THE POSSIBLE LOSS OF THEIR ENTIRE INVESTMENTS IN THE COMPANY. THE ORDER IN WHICH THE FOLLOWING RISK FACTORS ARE PRESENTED IS ARBITRARY, AND PROSPECTIVE PURCHASERS OF SHARES SHOULD NOT CONCLUDE, BECAUSE OF THE ORDER OF PRESENTATION OF THE FOLLOWING RISK FACTORS, THAT ONE RISK FACTOR IS MORE SIGNIFICANT THAN THE OTHER RISK FACTORS.

Information specified in this Prospectus contains "forward looking statements" which can be identified by the use of forward-looking terminology such as "believes", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or the negative thereof or other variations thereon or comparable terminology. Such statements are subject to certain risks, uncertainties and assumptions. No assurances can be given that the future results anticipated by the forward looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Among the key factors that have a direct bearing on the Company's results of operations are the effects of various governmental regulations, the fluctuation of the Company's direct costs and the costs and effectiveness of the Company's operating strategy. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.

Limited Operating History. The Company has a very limited operating history upon which an evaluation of the Company's prospects can be made. The Company's prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business, specifically the risks inherent in the development and operation of websites and services on the Internet. There can be no assurance that unanticipated technical or other problems will not occur which would result in material delays in future product and service commercialization or that the efforts of the Company will result in successful product and service commercialization. There can be no assurance that the Company will be able to achieve profitable operations.

Competition. Competition to provide Internet Guides to Internet users is intense and the Company expects the competition to increase. The Company will compete directly with other companies and businesses that have developed and are in the process of developing technologies and services which will be competitive with the technologies and services developed and offered by the Company. There can be no assurance that other technologies or services which are functionally equivalent or similar to the technologies and services of the Company have not been developed or are not in development. The Company expects that there are companies or businesses which may have developed or are developing such technologies and services as well as other companies and businesses which have the expertise which would encourage them to develop and market services directly competitive with those developed and marketed by the Company. To the extent that customers exhibit loyalty to the supplier that first supplies them with a particular service or technology, the competitors of the Company may have an advantage over the Company with respect to services and technologies first developed by such competitors. As a result of their size and breadth of their service offerings, certain of these competitors have been and will be able to establish managed accounts by which they seek to gain a disproportionate share of users for their services and technologies. Such managed accounts present significant competitive barriers to the Company. It is anticipated that the Company will benefit from its participation in niche markets which, as they expand, may attract the attention of the competitors of the Company.

There can be no assurance that competitors have not or will not succeed in developing technologies and services that are more effective than any which have been or are being developed by the Company or which would render the products of the Company obsolete and noncompetitive. The Company faces stiff competition which includes, but is not limited to the following: the Browser companies; Internet Distribution Companies; existing established content providers; Internet search and directory sites; broadband communications companies; large media conglomerates; commercial and non-commercial computer operating systems companies; software development companies; directory companies (e.g. Yellow Pages); and Bookmark Managers.

Many of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories in the Web market, greater name recognition, larger customer bases and databases and significantly greater financial, technical and marketing resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners, advertisers and content providers. Further, there can be no assurance that the Company's competitors will not develop Web search and retrieval services that are equal or superior to those of the Company or that achieve greater market acceptance than the Company's offerings in the area of name recognition, performance, ease of use and functionality. There can also be no assurance that ISPs, OSPs, Web browsers and other Web content providers will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, a number of the Company's competitors have established collaborative relationships with ISPs, OSPs and other Web content providers. Accordingly, there can be no assurance that the Company will be able to retain a customer base of advertisers or maintain or increase traffic on its network or that competitors will not experience greater growth in traffic than the Company as a result of such relationships, which could have the effect of making their Web sites more attractive. There can also be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition.

Third-Party Reliance. The Company may become dependent upon various third parties for one or more significant services required for the business of the Company, which services will be provided to the Company pursuant to agreements with such providers. Inasmuch as the capacity for certain services by certain third parties may be limited, the inability of the Company, for economic or other reasons, to continue to receive services from existing providers or to obtain similar services from additional providers could have a material adverse effect on the Company.

The  Company   currently   owns  and  also   licenses  from  third  parties  its
technologies. As it continues to introduce new services that incorporate new technologies, it may be required to license technology from others. There can be no assurance that these third-party technology licenses will be available to the Company on commercially reasonable terms, if at all. The inability of the Company to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or could adversely affect the performance of its services until equivalent technology could be identified, licensed and integrated.

Business Interruption; Reliance on Computer and Telecommunications Infrastructure. The Company's success will be dependent in large part on its continued investment in sophisticated telecommunications and computer systems and computer software. The Company anticipates making significant investments in the acquisition, development, and maintenance of such technologies in an effort to remain competitive and anticipates that such expenditures will be necessary on an on-going basis. Moreover, computer and telecommunication technologies are evolving rapidly and are characterized by short product lifecycles, which requires the Company to anticipate technological developments. There can be no assurance that the Company will be successful in anticipating, managing or adopting such technological changes on a timely basis or that the Company will have the capital resources available to invest in new technologies. In addition, the Company's business is highly dependent on its computer and telecommunications equipment and software systems, the temporary or permanent loss of which, through physical damage or operating malfunction, could have a material adverse effect on the Company's business. Operating malfunctions in the software systems of financial institutions, market makers, and other parties might have an adverse affect on the operations of the Company. The Company's business is materially dependent on service provided by various local and long distance telephone companies. A significant increase in the cost of telephone services that is not recoverable through an increase in the price of the Company's services, or any significant interruption in telephone services, could have a material adverse effect on the Company.

Reliance on Growth and Use of the Internet. The substantial growth in the use of and interest in the Internet and the Web is a recent phenomenon. There can be no assurance that communication or commerce over the Internet will become more widespread or that extensive content will continue to be provided over the Internet. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development and commercialization of performance improvements, including high speed modems. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed upon it by such potential growth or that the performance or reliability of the Web will not be adversely affected by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Web and the Company's online media properties. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support growth that may occur, the Company's business, operating results and financial condition would be materially and adversely affected.

Uninsured Loss; Acts of God. The Company is required to carry and maintain a comprehensive general liability insurance policy, an employer's liability policy, and worker's compensation, as well as liability insurance required pursuant to the commercial lease for the Company's business premises. The Company may also carry and maintain other business insurance of the types customarily carried by similar businesses. However, there are certain types of extraordinary occurrences which may be either uninsurable or not economically insurable. For example, in the event of a major earthquake, the Company's telecommunications and computer systems could be rendered inoperable for protracted periods of time, which would adversely affect the Company's financial condition. In the event of a major civil disturbance, the Company's operations could be adversely affected. Should such an uninsured loss occur, the Company could lose significant revenues and financial opportunities in amounts which would not be partially or fully compensated by insurance proceeds.

Regulatory and Related Influences. The Internet is subject to changing political, economic and regulatory influences that will affect the procurement practices and operation of Internet directory service organizations. Any of these influences could have a material adverse effect on the Company's business, financial condition and results of operations. During the past several years, various Internet directory service industries and telecommunications industries have been subject to an increase in governmental and international regulation. Certain proposals to reform the telecommunications and Internet service systems are periodically under consideration by the appropriate regulators. These programs may contain proposals to increase government involvement in Internet directory services and otherwise change the operating environment for the customers of the Company. The Company cannot predict what impact, if any, such factors might have on its business, financial condition and results of operations.

Market Forces. Many Internet directory service providers are consolidating to create integrated Internet directory service delivery systems with greater regional market power. As a result, these emerging systems could have greater bargaining power, which may lead to price erosion of the products of the Company. The failure of the Company to maintain adequate price levels would have a material adverse effect on the Company's business, financial condition and results of operations. Changes in current Internet directory service reimbursement systems could result in the need for unplanned product enhancements, in delays or cancellations, or in the revocation of endorsement of the services of the Company. Other market- driven reforms could have unpredictable effects on the Company's business, financial condition and results of operations. The Company's results of operations may vary from period to period due to a variety of factors, including the level of research and development of the Company, the introduction of new products or services by the Company or its competitors, cost increases from third-party service providers, changes in marketing and sales expenditures, market acceptance of the products and services of the Company, competitive pricing pressures, and general economic and industry conditions that affect customer demand.

As with any relatively new business enterprise operating in a specialized and intensely competitive market, the Company is subject to many business risks which include, but are not limited to, unforeseen marketing and promotional expenses, unforeseen negative publicity, competition, and lack of operating experience. Many of the risks may be unforeseeable or beyond the control of the Company. There can be no assurance that the Company will successfully implement its business plan in a timely or effective manner, or that management of the Company will be able to market its services and sell enough products to generate sufficient revenues and continue as a going concern. The strategy of the Company for growth is substantially dependent upon its ability to market its services successfully. There can be no assurance that the Company will be able to market its services on acceptable terms, or at all. Failure of the Company to market its services successfully could have a material adverse effect on the Company's business, financial condition or results of operations.

Growth of Business. Since its inception, the Company has experienced significant change and expansion in its business and operations, which have placed significant demands on the Company's administrative, operational, financial, and other resources. Future growth, if any, could place a significant strain on the Company's management, operational, financial, and other resources. The Company's ability to manage future growth will depend upon a significant expansion of its accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures, and controls. Moreover, the Company will need to continue to train, motivate, and manage its employees and attract and retain qualified senior managers and technical professionals. If the Company's management is unable to manage growth effectively, there could be a material adverse effect on the Company's business, financial condition, and operating results.

Future Capital Needs and Uncertainty of Additional Funding. As specified more completely at Page __ of the Prospectus under the caption "Liquidity and Capital Resources", on or about January 30, 1999, the Company entered into a financing agreement which provided the Company with approximately $2,000,000. Moreover, the Company believes that it may be able to acquire additional financing at commercially reasonable rates; however, there can be no assurance that the Company will be able to obtain additional financing at commercially reasonable rates, or at all. The Company has expended, and will continue to expend in the future, substantial funds on the research and development of its products and services. The failure of the Company to obtain additional financing would significantly limit or eliminate the Company's ability to fund its research and development activities, which would have a material adverse effect on the Company's ability to continue to compete with other Internet directory service providers.

Based on its current staffing level and product development schedule, the Company anticipates that its working capital and funds anticipated to be derived from operations should be adequate to satisfy its capital and operating requirements through the end of fiscal 1999. This estimate is based upon certain assumptions; however, there can be no assurance that the Company will have sufficient working capital to satisfy the Company's capital needs beyond December 31, 1999. The Company anticipates that it may seek additional funding through public or private sales of its securities, including equity securities, or through commercial or private financing arrangements. However, adequate funds, whether through financial markets or collaborative or other arrangements with corporate partners or from other sources, may not be available when needed or on terms acceptable to the Company. In the event that the Company is not able to obtain additional funding on a timely basis, the Company may be required to scale back or eliminate certain or all of its development or marketing programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop, manufacture or market itself, any of which could have a material adverse effect on the Company's results of operations in order to satisfy its capital and operating requirements.

Limited Protection of Proprietary Technology. As specified under the captions "Intellectual Property Strategy" and "Name Identification" elsewhere in this Prospectus, the Company will attempt to protect its proprietary technology and domain names. The Company has purchased certain domain names and will attempt to prevent third parties from utilizing similar domain names. The Company exclusively owns any and all software that it develops and regards its software technology as proprietary. The Company may rely on a combination of copyright, NSI registration, trademark and trade secret laws, as well as through contractual restrictions on disclosure, copying and distribution (including but not limited to confidentiality agreements with its employees and subcontractors), to attempt to protect its intellectual property rights in its products and services. There is a possibility that such copyright, registration, trademark and trade secret laws, as well as such confidentiality agreements, may not be enforceable in certain jurisdictions. It may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. In addition, because the Internet is, by its nature, international, the laws of certain countries in which the Company's products and services are or may be distributed or utilized may not protect the Company's products and intellectual rights to the same extent as the laws of the United States. As the number of software products increases and the functionality of these products further overlaps, the Company believes that software will increasingly become the subject of claims that such software infringes the rights of others. To date no third party has filed an infringement claim against the Company and there have been no explicit threats of litigation asserting that the Company's products infringe on any third party's intellectual property rights. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation or require the Company to obtain a license to intellectual property rights of third parties. If the Company were required to so obtain any such licenses, there can be no assurance that such licenses will be available on reasonable terms, or at all.

Rapid Technological Change. The emerging multimedia and Internet markets and the personal computer industry in general are characterized by rapidly changing technology, resulting in short product life cycles and rapid price declines. The Company must continuously update its existing and planned products and services to keep them current with changing technologies and must develop new products and services, to take advantage of new technologies that could render the
Company's existing products and services obsolete. The Company's future prospects are highly dependent on its ability to increase the functionality of its products and services in a timely manner and to develop new products that address new technologies and achieve market acceptance. There can be no assurance that the Company will be successful in these efforts. If the Company were unable to develop and introduce such products and services in a timely manner, due to resource constraints or technological or other reasons, this inability could have a material adverse effect on the Company's results of operations. In particular, the introduction of new products and services are subject to the inherent risk of development delays. The Company has experienced product development delays in the past, and such delays may occur in the future. In addition, due to the uncertainties associated with the Company's emerging market, there can be no assurance that the Company will be able to forecast product and service demands accurately or to respond in a timely manner to changing technologies and customer requirements.

Key Personnel. The future success of the Company will depend in part on the service of its key personnel and, additionally, its ability to identify, hire and retain additional qualified personnel. There is intense competition for qualified personnel in the areas of the activities of the Company, and there can be no assurance that the Company will be able to continue to attract and retain such personnel necessary for the development of the business of the Company. Because of the intense competition, there can be no assurance that the Company will be successful in adding personnel as needed to satisfy the staffing requirements of the Company. Failure to attract and retain key personnel could have a material adverse effect on the Company.

Conflicts of Interest. The persons serving as officers and directors of the Company may have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities in addition to the Company. As a result, conflicts of interest between the Company and the other activities of those persons may occur from time to time, in that those persons shall have conflicts of interest in allocating time, services, and functions between the other business ventures in which those persons may be or become involved and, also, the affairs of the Company .

Dependence on Management. The Company is dependent on the efforts and abilities of its senior management. The loss of various members of that management could have a material adverse effect on the business and prospects of the Company. The members of the Board of Directors of the Company believe that all commercially reasonable efforts have been made to minimize the risks attendant with the departure by key personnel from the service of the Company. There is no assurance, however, that upon the departure of key personnel from the service of the Company that replacement personnel will cause the Company to operate profitably.

Although the Company intends to pursue a strategy of aggressive marketing and development of its primary product, Topclick.com, a new Internet information retrieval guide, and related Internet products and services, implementation of this strategy will depend in large part on its ability to (i) establish a significant customer base and maintain favorable relationships with those customers; (ii) effectively operate its websites and Internet services; (iii) obtain adequate financing on favorable terms to fund its business strategy; (iv) maintain appropriate procedures, policies, and systems; (v) hire, train, and retain skilled employees; and (vi) continue to operate in the face of increasing competition. The inability of the Company to obtain or maintain any or all of these factors could impair its ability to successfully implement its business strategy, which could have a material adverse effect on the results of operations and financial condition of the Company.

Limitation on Liability of Officers and Directors of the Company. The Certificate of Incorporation of the Company includes a provision eliminating or limiting the personal liability of the officers and directors of the Company to the Company and its shareholders for damages for breach of fiduciary duty as a director or officer. Accordingly, the officers and directors of the Company may have no liability to the shareholders of the Company for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to the shareholders of the Company. DISCLOSURE OF POSITION OF COMMISSION REGARDING INDEMNIFICATION FOR SECURITIES ACT LIABILITIES:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF

THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE 1933 ACT AND IS, THEREFORE, UNENFORCEABLE.

Penny Stock Regulation. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's common stock becomes subject to the penny stock rules, purchasers of Shares may find it more difficult to sell their Shares.

Control by Existing Stockholders; Anti-Takeover Provisions. The Company's directors, officers and principal (greater than 5%) stockholders, taken as a group, together with their affiliates, beneficially own, in the aggregate, approximately 42% of the Company's outstanding Common Stock. Certain principal stockholders are directors or executive officers of the Company. As a result of such ownership, these stockholders may be able to exert significant influence, or even control, matters requiring approval by the stockholders of the Company, including the election of directors. In addition, certain provisions of Delaware law and of the Company's Certificate of Incorporation and Bylaws could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Company is not authorized to issue preferred stock.

Securities Market Factors. The Common Stock is quoted on the OTC Bulletin Board. However, no assurance can be given that an active public market will develop or be sustained. Factors such as announcements of the introduction of new or enhanced products by the Company or its competitors and quarter-to-quarter variations in the Company's results of operations, as well as market conditions in the technology and emerging growth company sector, may have a significant impact on the market price of the Company's shares. Further, the stock market has experienced extreme volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These market fluctuations may adversely affect the price of the Common Stock.

No Foreseeable Dividends. The Company does not anticipate paying dividends on the Common Stock in the foreseeable future; but, rather, the Company plans to retain earnings, if any, for the operation and expansion of the business of the Company.

No Assurances of Revenue or Operating Profits. There can be no assurance that the Company will be able to develop consistent revenue sources or that is operations will become profitable.

Federal Income Tax Consequences. The Company has obtained no ruling from the Internal Revenue Service and no opinion of counsel with respect to the federal income tax consequences of the purchase or sale of Common Stock by the Selling Stockholders. Consequently, investors must evaluate for themselves the income tax implications which attach to their purchase, and any subsequent sale, of the Shares.

Impact of the Year 2000. The Year 2000 (commonly referred to as "Y2K") issue results from the fact that many computer programs were written using two, rather than four, digits to identify the applicable year. As a result, computer programs with time-sensitive software may recognize a two digit code for any year in the next century as related to this century. For example, "00", entered in a date-field for the year 2000, may be interpreted as the year 1900, resulting in system failures or miscalculations and disruptions of operations, including, among other things, a temporary inability to process transactions or engage in other normal business activities.

In order to improve operating performance, the Company has undertaken a number of significant systems initiatives. All hardware, software and communication systems owned by or supplied to the Company have been analyzed by reviewing all relevant product and service manuals, contacting vendors, and on-line research of relevant vendor websites. The Company telephoned its phone systems provider, its alarm monitoring company, and its website hosting provider to ensure Y2K compliance. The Company also conducted on-line vendor reviews of its desktop Pentium computers and its Windows 95 and Microsoft Office software. For other software, the Company contacted the providers, reviewed the relevant manuals, and reviewed vendor websites to ensure Y2K compliance. The Company also considered and reviewed Y2K compliance of its power-backup systems suppliers.

An ancillary benefit of the Company's systems initiatives specified above is that the resulting systems are Year 2000 compliant. The Company (i) has completed an assessment of each of its operations and their Year 2000 readiness,
(ii) has determined that appropriate  actions have been and are being taken, and
(iii) believes that it has completed its overall Year 2000 remediation prior to any anticipated impact on its operations. The Company has determined that the Year 2000 issue will not pose significant operational problems for its computer systems. However, although the Company has initiated formal communications with a number of its significant suppliers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues, and will initiate similar communication with major customers as well as the balance of its major suppliers in 1998, there is no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have an adverse effect on the Company's systems.

In a worst case scenario, the Company's primary service, an information retrieval guide for Internet users, could be adversely affected by the non-compliance of banks, communications providers, utilities, common carriers, the Company's customers, potential customers and other sources known and unknown to the Company. Widespread breakdowns in the telecommunications industry would have an adverse affect on the Company's operations. The ultimate impact of the Y2K issue cannot be reasonably estimated at this time. Many Y2K problems might not be readily apparent when they first occur, but instead could imperceptibly degrade technology systems and corrupt information stored in computerized databases, in some cases before January 1, 2000.

Third-Party Y2K Risks to the Company. The Company believes that the most significant Y2K risks to the Company's continued operations are the Company's dependence on (i) electrical power and (ii) phone and data lines. Power failures or shortages resulting from British Columbia Hydro's failure to become Y2K compliant would hinder the Company's operations. Moreover, system-wide failures in the Company's telecommunications provider, BC Tel, resulting from BC Tel's failure to become Y2K compliant, would likewise hinder the Company's operations. The Company might also lose data which the Company stores in-house.

Item 4.  Use of Proceeds

All of the Shares offered hereby are being offered by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares. See "Selling Stockholders."

Item 5.  Determination of Offering Price

Price Range of Common Stock. In or about December 1998, quotation of the Company's common stock began on the OTC Bulletin Board (trading symbol: TOCK). Prior to that date, there was no public market for the Company's common stock. The Company's common stock has closed at a low of $0.21875 and a high of $8.125 for the 52-week period ending November 29, 1999. On November 29, 1999, the closing bid and asked prices of the Common Stock as reported on the OTC Bulletin Board were $0.65625 and $0.71875, respectively. This market is extremely limited and the prices for the

Company's common stock quoted by brokers is not necessarily a reliable indication of the value of the Company's common stock.

The offering price of the Shares was calculated pursuant to Rule 457(c) of Regulation C using the average of the bid and asked price of the Company's common stock, as reported on the OTC Bulletin Board as of a specified date within 5 business days prior to the date of the filing of this Registration Statement, specifically, as of November 29, 1999.

Item 6.  Dilution

The Company became a reporting company on or about June 22, 1999, the effective date of the Registration Statement on Form 10-SB which the Company filed with the Commission on April 23, 1999. The Company is not selling any of the Shares being registered hereby. The Shares are outstanding shares of Common Stock, or will be outstanding shares of Common Stock acquired upon exercise of options, warrants or the conversion of certain securities, owned by the persons named in this Prospectus under the caption "Selling Stockholders." The Selling Stockholders may from time to time sell the Shares on the OTC Bulletin Board, on any other national securities exchange or automated quotation system on which the Common Stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers. The purchase prices paid by officers, directors, promoters and affiliated persons for common equity purchased by them, or which they have rights to purchase, or which they acquired by means of related party transactions, are specified in this Prospectus under the captions "Security Ownership of Certain Beneficial Owners and Management", "Organization Within Last Five Years", and "Certain Relationships and Related Transactions".

Item 7.  Selling Stockholders

The following table sets forth the number of Shares which may be offered for sale from time to time by the Selling Stockholders. The Shares offered for sale constitute all of the Shares known to the Company to be beneficially owned by the Selling Stockholders. None of the Selling Stockholders has held any position or office with the Company, except as specified in the following table. Other than the relationships described below, none of the Selling Stockholders had or have any material relationship with the Company.

Simone Alten                                                             2,871
Steve Beaton                                                             3,445
Ronald Bernhardt                                                         7,786
Martin Bodnar                                                            4,594
Princina Bodnar                                                          4,594
David and Yolanda Booth                                                  2,297
Mike Brown                                                              12,632
Mike Brown(7 )                                                          10,000
Jeffrey Budz                                                            12,379
James T. Carroll                                                        31,580
William Carter                                                             574
John Cilmi                                                              27,446
Vanna Colotti                                                            4,459
Marilyn Cormier                                                            384
Barbara Daidone                                                          4,594
Mark Darling                                                             3,445
John and Lee De Vuyst                                                   11,484
De Vuyst Holdings                                                       11,484
David DiBiase                                                           22,968
Andrea Docherty                                                            230
Benson Group Limited                                                   117,709

Robert Ellingson                                                         5,742
Steven Elman                                                             8,682
David Ezra                                                              22,577
Helen Fadden                                                             4,594
Dennis Paul Fecci                                                       19,465
Christine Fornier                                                       22,968
Kathy Fowler                                                             2,871
Arthur Gee                                                               1,148
Victor Golinsky                                                          4,594
Richard Green                                                            5,742
Ken Grundy                                                                 382
Neil Hamilton                                                           28,709
Jim Hornell                                                              1,148
Joan Jacobs                                                             11,484
Marion Jenson                                                            5,742
Dr. Fred Knelman                                                        22,968
Karen Krawchuk                                                          13,781
Ellen Laine                                                              6,890
Yvan Lalonde                                                            57,419
Carol Lalonde                                                           57,419
Michael Lalonde                                                         57,419
John Larsen                                                            227,739
Frederick Ledetsch                                                       4,594
Eunho Lee                                                                4,594
Bruce Lemire-Elmore                                                     15,503
Louise Lemire-Elmore                                                    15,503
Chris Lewis (1)                                                      5,302,071
Lester Licht                                                            30,501
Terry Livingstone(2)                                                   229,675
John Manville                                                            5,742
Douglas Matthews                                                         1,378
Jim McGuigan                                                             5,742
James McLachlan                                                         11,484
Robert McLachlan                                                        16,077
Sandra McLachlan                                                         5,742
Steven Meehan                                                            2,871
MRA Engineering                                                         14,355
Kevin Mularkey                                                           1,148
Janet Neff (5)                                                           4,594
Sabene Odonoghue                                                         4,594
Andrew Opperman                                                         22,968
Alastair Pirie                                                          11,484
Wayne Pye                                                               11,484
Merrill Lynch in Trust for Jalinder Rai                                    957
Rick and Mary Reynolds                                                 152,160
Rodger Sarfi                                                             1,914
Jeffrey Sawchuk                                                            574
George Schellenberg                                                      4,594
Hardip Singh                                                           389,170
Richard Sommers                                                         16,575
Jim Soukoreff (4)                                                       71,774

Greg Soukoreff (4)                                                      21,744
Susan Soukoreff(4)                                                      71,774
C. Cedric Steele                                                        13,781
Bruce Steinke                                                            1,914
Jojhar Takhar                                                              957
Pardip Thind                                                               957
RBC Dominion Securities Inc. in Trust for Mark Varley                   57,419
Louis Vella                                                             11,484
Tony Whitehorn                                                          15,503
Henry and Marge Wiebe                                                   11,484
Dorothy Armstrong                                                        1,148
David and Yolanda Booth                                                  3,785
Yolanda Booth                                                              623
David Booth                                                              1,334
Cary Chernoff                                                            5,742
Iain Cleator                                                            11,484
Catherine and Calvin Cook                                                5,472
Calvin Cook                                                                270
Richard C. Cook                                                          5,742
Wimborne Holdings                                                       55,122
Laurie Dittrich                                                            574
Ira Doering                                                             11,484
Jeffrey Dubois                                                           3,445
Wendy Dubois                                                            10,335
Michael Durkin                                                          11,484
Bob and Debbie Egglestone                                               17,226
Lars Engels                                                             22,968
Dan Faminoff                                                             5,156
Laurentian Bank of Canada in Trust for Dan Faminoff                      2,500
John Faminoff                                                            5,156
Laurentian Bank of Canada in Trust for John Faminoff                     2,500
Scott Findlay                                                           11,484
Mark Finger                                                             22,853
Brad Glazer                                                              1,378
Chris Goddard                                                            5,742
Angeline E. Joss                                                        50,000
Michael Lois Joss                                                       25,000
Sidney S. Joss                                                          77,629
Theresa Ann Joss                                                        25,000
Dr. E. W. Kane Ltd.                                                     11,484
Steve and Vanessa Keeler-Young                                           4,594
Brent and Jennifer Lee                                                  26,000
Colin Lee                                                               75,431
Grant Lee                                                               44,000
Shirley Lee                                                             60,000
Robert Leier                                                             7,579
Heather MacDougall                                                       1,148
Lynn Malcolm                                                             2,297
Douglas Matthews                                                         5,891
Harry McClelland                                                         2,946
Ross McClelland                                                          2,946

Dan Menard                                                                 574
Daphne Menard                                                              574
Jacquie Miller                                                           1,148
Kailey Miller                                                            1,148
Hal Neff(3)                                                             22,968
Hal Neff(7 )                                                            10,000
Lori Neuen                                                               2,946
Shawn and Elizabeth O'Hara                                                 574
Thomas O'Hara                                                              574
David Palm                                                               8,039
Uwe Pause                                                                5,742
Kathryn and Andre Pickersgill                                           11,484
Paul Branston                                                           22,968
James Ryley                                                             11,484
Peter Sauer                                                             11,484
Ben Scheffer                                                             1,148
Jamie Scheffer                                                           1,148
Carole Small                                                             1,148
Maureen Smith                                                            5,742
Paul Soukoreff(4)                                                        5,742
Esther Soukoreff(4)                                                      5,742
Terrence L. Steinke                                                      3,828
Eric Stephanson                                                         22,968
James Dexter                                                            11,484
Greenline Investor Services in Trust for John Suk                        2,871
Nesbitt Burns Inc. in Trust for Candace Sikorski Acct. (John Suk)        2,871
Jennie Tong                                                             37,873
Murray Van Laare                                                         3,445
Hendrika Wall                                                            1,148
Dr. G. W. Wilson                                                         5,742
Bruno and Marianne Zilli                                                28,709
Allen Lees (6) (held in Trust by Law Offices of Fraser Milner)         571,428
Bruce McKay(7 )                                                         10,000
Grant Lee(7 )                                                           10,000
Gilmore Skeels(7 )                                                      10,000

(1) Mr. Lewis is the President, Chief Executive Officer and Chairman of the Board of the Company.

(2) Mr. Livingstone is the Chief Operating Officer of the Company.

(3) Mr. Neff was a promoter of the Company's subsidiary, TopClick Corporation, a Delaware corporation.

(4) Related to Gregory Soukoreff, a promoter of the Company's subsidiary, TopClick Corporation, a Delaware corporation.

(5) Related to Hal Neff, a promoter of the Company's subsidiary, TopClick Corporation, a Delaware corporation.

(6) Held in trust pending outcome of litigation. See portion of this Prospectus entitled "Legal Proceedings" at Page 18.

(7) Shares issued when persons were directors of the Company's subsidiary, TopClick Corporation, a Delaware corporation.

Pursuant to the agreements by which certain of the Selling Stockholders acquired their Shares, the Company agreed to use its best efforts to file a registration statement for the resale of such Shares and to use its best efforts to cause such registration statement to be declared effective. Pursuant to those agreements, the Company will pay all expenses in connection with the registration and sale of the Shares, except any selling commissions or discounts allocable to sales of the Shares, fees and disbursements of counsel and other representatives of the Selling Stockholders, and any stock transfer taxes payable by reason of any such sale.

Item 8.  Plan of Distribution

The Selling Stockholders may from time to time sell all or a portion of the Shares in the over-the-counter market, or on any other national securities exchange on which the Common Stock is or becomes listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares will not be sold in an underwritten public offering. The Shares may be sold directly or through brokers or dealers. The methods by which the Shares may be sold include: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above.

In connection with the distribution of the Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders (except for officers and directors of the Company) may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares. The Selling Stockholders may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the Selling Stockholders may enter into, from time to time, other types of hedging transactions.

The  Selling   Stockholders   and  any   broker-dealers   participating  in  the
distributions of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act and any profit on the sale of Shares by the Selling Stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the 1933 Act.

The Shares may also be sold pursuant to Rule 144 under the 1933 Act beginning two years after the Shares were issued, provided such date is at least 90 days after the date of this Prospectus.

The Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereunder.

Under the Securities Exchange Act of 1934 ("Exchange Act") and the regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholders.

The Company will pay all of the expenses incident to the offering and sale of the Shares, other than commissions, discounts and fees of underwriters, dealers or agents.

Item  9. Legal Proceedings

There are no legal actions pending against the Company nor are any such legal actions contemplated, except as follows:

In March, 1999, the Company was informed that Allen Lees, a resident of British Columbia, was claiming an ownership interest in certain shares of common stock of Helpful By Design, Inc. ("HBD"). Mr. Lees claim to ownership of such HBD shares arises from consulting services which Mr. Lees was engaged to perform on behalf of HBD under its former name, Voxtech Communications, Inc. , beginning in or about 1993. HBD disputes Mr. Lees' claim of ownership to those HBD shares. The Company has become involved in this dispute because in September, 1998, HBD sold certain assets, including a website, to one of the Company's subsidiaries, TopClick Corporation ("TC"), for, among other consideration, the issuance of 7,000,000 shares of $.001 par value common stock of TC. TC later entered into a stock exchange agreement with the Company which provided, among other things, that, as consideration for the exchange, assignment, transfer, conveyance, setting over and delivery of the shares of TC to the Company, the Company issued 8 shares of its $.001 par value common stock for every 7 shares of TC $.001 par value common stock.

Mr. Lees has filed a lawsuit in the Supreme Court of British Columbia seeking to force conversion of approximately 500,000 HBD shares into shares of the Company's common stock. In addition to HBD, the Company and its Chief Executive Officer, Chris Lewis, have also been named as defendants in this lawsuit. The Company intends to vigorously defend this action. The Company has issued the disputed shares to Mr. Lees, which shares are currently held in trust by the Law Offices of Fraser Milner located in Vancouver, British Columbia, Canada, pending the outcome of this litigation.

Item 10. Directors, Executive Officers, Promoters and Control Persons.

The directors and principal executive officers of the Company are as specified on the following table:




================================================================================
     Name                 Age                              Position
--------------------------------------------------------------------------------
Chris Lewis               42             President, Chief Executive Officer,
                                         Chairman of the Board of Directors.
--------------------------------------------------------------------------------
Terry Livingstone         53             Chief Operating Officer
--------------------------------------------------------------------------------

Biographical Information on Company's Officers and Directors:

President, Chairman of the Board and Chief Executive Officer. Chris Lewis is the Company's President and Chief Executive Officer, as well as Chairman of the
Board of Directors. Mr. Lewis developed the TopClick Guide concept and has responsibility for the strategic planning relating to the products and services currently under development by the Company. Mr. Lewis has significant experience in business planning and marketing and has participated in the development and commercial exploitation of 19 products, including the world's first alphanumeric paging service. His marketing and communications experience includes small regional direct mail advertising campaigns to full national television advertising campaigns supported by print advertising, outdoor poster activities, product design and packaging, 1-800 telephone response facilities and full media launch presentations.

During the past 25 years Mr. Lewis has held sales and marketing management positions in a number of industries, including men's fashion clothing, mobile communications, telecommunications, computer software and Internet applications, and the Do-It-Yourself handyman industry. In 1987 he was selected as one of eight managers (in a company employing 185,000 people) to attend the Accelerated Business Degree in Business Planning, International Marketing and Marketing

Communications (a sub-MBA program) from the Chartered Institute of Marketing. In 1989, working with Paul Fifield, a European marketing strategist (now a member of the Company's advisory board), Mr. Lewis developed a new approach to market segmentation called "Context Marketing" which British Telecom tested in a customer research program and then implemented as a principal methodology in its marketing approach.

In 1992 Mr. Lewis emigrated from London, England to join his family in Western Canada, leaving a position he had held for 6 years at British Telecom as a strategic marketing manager for personal communications. At British Telecom he served as the company representative on a multi-company and university Pan-European Study of Global Social Change to identify the changing customer attitudes, values and expectations that drive consumer purchase behavior. He also worked on several corporate business initiatives as a Marketing Futurist including personal communications, broadband networks, and other specialized projects. From 1993 to 1998, Mr. Lewis was President of Helpful By Design, Inc., a Vancouver, British Columbia-based software and Internet design and development firm. From June 1998 to date, Mr. Lewis was President and Chief Executive Officer of TopClick Corporation, an Internet design and development firm also located in Vancouver, British Columbia.

Chief Operating Officer. Terry Livingstone was recently appointed Chief Operating Officer of the Company. Prior to this appointment, from June 1998 to April 1999, Mr. Livingstone was the Western United States and Canada Project Manager for Nortel Networks, and was responsible for managing complex telecommunications and multiple Internet-related projects with up to 50 staff under his co-ordination, including the areas of computer operations, programming, systems analysis, design and project implementation. From September 1997 to May 1998 and prior to working for Nortel Networks, Mr. Livingstone was a Senior Project Manager with MacDonald Dettwiler, where he oversaw projects in Taiwan, Egypt, and north America for DGPS and radar surveillance systems. From 1993 to 1997, he held various project management and related positions with various companies in Canada, including Helpful By Design, Inc. from June 1996 to July 1997, and Nortel (Northern Telecom) from February 1996 to June 1996. Mr. Livingstone was self-employed from 1994 through June 1996, worked with Glenayre Electronics in Vancouver, British Columbia from 1992 to 1993, and with an IBM business partner, GRSI, from 1989 through 1992. He also worked at Wang Canada from 1986 to 1989, where he managed multiple development teams and projects in Saudi Arabia and the Philippines in planning, organizing, controlling and implementing turnkey nationwide systems.

Item 11. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of April 15, 1999 by (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of the Company's directors and named executive officers, and (iii) all directors and executive officers of the Company as a group.


                          Name and Address             Amount and Nature
Title of Class           of Beneficial Owner          of Beneficial Owner                Percent of Class
--------------           -------------------          -------------------                ----------------
$.001 Par Value          Chris Lewis                  Officer and Director                        40.27%
 Common Stock            1636 W. 2nd St.              5,280,571 common shares
                         Vancouver, B.C.              (also holds 225,000 options)

$.001 Par Value          Terry Livingstone            Chief Operating Officer;                     1.75%
Common Stock             1636 W. 2nd St.              229,675 common shares
                         Vancouver, B.C.              (also holds 25,000 options)

$.001 Par Value                                       All directors and named                     42.02%
Common Stock                                          executive officers as a
                                                      group

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. In accordance with Commission rules, shares of the Company's common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of the Company's common stock indicated as beneficially owned by them.

Changes in Control. Management of the Company is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Item  12.  Description of Securities

The Company is authorized to issue 100,000,000 shares of common stock, $.001 par value, each share of common stock having equal rights and preferences, including voting privileges. The Company is not authorized to issue shares of preferred stock. As of April 2, 1999, 13,112,740 shares of the Company's common stock were issued and outstanding. The shares of $.001 par value common stock of the Company constitute equity interests in the Company entitling each shareholder to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of the Company's common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors of the Company or any other matter, with the result that the holders of more than 50% of the shares voted for the election of those directors can elect all of the Directors. The holders of the Company's common stock are entitled to receive dividends when, as and if declared by the Company's Board of Directors from funds legally available therefor; provided, however, that cash dividends are at the sole discretion of the Company's Board of Directors. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities of the Company and after provision has been made for each class of stock, if any, having preference in relation to the Company's common stock. Holders of the shares of Company's common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Company's common stock.

Dividend Policy. The Company has never declared or paid a cash dividend on its capital stock and does not expect to pay cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain its earnings, if any, for use in its business. Any dividends declared in the future will be at the discretion of the Board of Directors and subject to any restrictions that may be imposed by the Company's lenders.

Item 13. Interest of Named Experts and Counsel.

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or the Company's "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the Company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company, at any time prior to the filing of this Registration Statement.

Item 14. Disclosure of Commission Position on Indemnification for Securities Act Liabilities

IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, INDEMNIFICATION FOR LIABILITIES ARISING PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

Item  15.  Organization Within Last Five Years

Transactions with Promoters. The Company did not employ or contract with any promoters. The Company's subsidiary, TopClick Corporation, a Delaware corporation incorporated on July 8, 1998 ("TC"), had relationships with the following promoters: Kili Nimani, Hal Neff, Gernot Doebelin, and Gregory Soukoreff. Each of these promoters signed an "Investment Associate Agreement" with TC. Mr. Neff is also a director of TC.

Each promoter is entitled to receive options to purchase shares of TC's $.001 par value common stock in amounts equal to 10% of the number of shares sold by that promoter. For example, if a particular promoter sells 100,000 shares of TC's $.001 par value common stock, he is entitled to receive options to purchase 10,000 shares of that stock for a purchase price to be set by the Board of Directors. Those options shall vest during a 3 year period and expire after an additional 3 years. As of September 30, 1998, options to purchase 25,000 shares of TC's common stock had been issued to Kili Nimani at an option price of $0.70 per share.

Item 16.  Description of Business.

The Company was originally incorporated to engage in any lawful act or activity for which corporations may be organized under the General corporation Law of Delaware. The Company initially was involved in the development of oil and gas properties. After the consummation of a series of corporate acquisitions specified herein under the subheading entitled Development of the Company immediately below, the nature of the Company's business changed from development of oil and gas properties to the business of facilitating the consumption of information, products and services via the Internet. To this end, the Company currently provides Internet users with a one-stop information index to the top Internet guides, which allows users to view and then quickly select the best guide for their needs based on their choice of information subject. The Company's services allow Internet users to locate their subject categories easily and provides them with the freedom to roam back and forth from guide to guide. For example, inside the Company's Internet golf environment, the Company has packaged all of the top Internet guides to golf, such as Yahoo!, Excite and Lycos.

Development of the Company. TopClick International, Inc., a Delaware corporation formerly named Galveston Oil & Gas, Inc. ("Company"), was incorporated in the State of Delaware on October 3, 1996. The Company changed its name to TopClick International, Inc. on or about February 5, 1999 by filing an amendment to its Certificate of Incorporation with the Delaware Secretary of State. Pursuant to an Acquisition Agreement dated January 28, 1999, the Company acquired all of the shares of TopClick Corporation, a Delaware corporation incorporated on July 8, 1998 (previously defined in this Prospectus as "TC") which, in turn, had previously acquired certain assets from E.Z.P.C. Canada Inc., which was incorporated on September 28, 1994, under the Canada Business Corporations Act with one common share owned by Helpful By Design, Inc., a Canadian federal jurisdiction corporation ("HBD"). The Acquisition Agreement was part of a Financing Agreement specified more completely below. TC is now a wholly-owned subsidiary of the Company.

As consideration for the exchange, assignment, transfer, conveyance, setting over and delivery of the shares of TC, the Company issued 8 shares of its $.001 par value common stock for every 7 shares of TC $.001 par value common stock. This exchange value was determined by negotiations between the Company, TC , and Sonora Capital Corporation, a British Columbia corporation ("Sonora"), and was approved by a majority of the shareholders of TC.

On or about July 14, 1998, the name of E.Z.P.C. Canada, Inc., was changed to TopClick (Canada) Inc. In September, 1998, HBD sold the TopClick website (which website is described more specifically below) and related assets, including the one common share of TopClick (Canada) Inc., to TC for the issuance of 7,000,000 shares of $.001 par value common stock of TC to HBD and forgiveness of indebtedness owed by HBD to TopClick (Canada) Inc. The TopClick website and related assets were valued by the Board of Directors of HBD ("HBD Board") at US$700,000 (all amounts are in United States currency unless otherwise specified.) The HBD Board valued the forgiveness of a debt in the amount of $480,000 in Canadian Dollars ("CDN$") at $315,789, at an exchange rate of approximately 1.52 CDN$ to one United States dollar. The HBD Board believes that total consideration for the sale of the TopClick website and related assets was, therefore, approximately $1,015,789. As part of this transaction, TC agreed to convert the shares of preferred stock held by shareholders of TopClick (Canada) Inc. into shares of common stock of TC.

On or about January 28, 1999, TC entered into a Financing Agreement with the Company, Sonora, HBD, and other parties whereby a group of investors represented by Sonora provided $2,000,000 to the Company. As part of a series of related transactions, HBD and the shareholders of TC transferred their shares of TC to the Company so that TC became a wholly- owned subsidiary of the Company. A copy of the Financing Agreement is attached as Exhibit 4 to this registration statement. A copy of the Acquisition Agreement is attached to that Financing Agreement as Exhibit B thereto.

Business of the Company. As set forth above, the Company owns and operates the TopClick website, a unique information retrieval guide for Internet users. The TopClick website contains the first comprehensive Internet "superguide" to the major Internet guides, designed to help Internet users find the answers to their searches more quickly and effectively than they can through conventional single guides or search engines. TopClick makes it easy for Internet users to find their subjects and move back and forth from guide to guide without having to visit each guide's homepage and conduct individual searches. The TopClick website is located at the Internet address www.topclick.com. The TopClick website's features include "central keyword searching", which provides one-stop keyword searching across the top portal sites, including Yahoo!, Excite, Lycos, GoTo.com, Go Network, Ask Jeeves, Dogpile, Northern Light, Looksmart, Infoseek, Snap!, Webcrawler, AOL Netfind, HotBot and Alta Vista. The TopClick website also features top Internet brands across thousands of information subjects, organized into 51 easy-to-use information categories. The website currently houses over 8,000 top sites and anticipates adding additional top sites.

The Company anticipates generating revenues from commission referral fees during the next 12 months. The Company contemplates that it will direct Internet traffic to e-commerce vendors; provided, however, that there can be no guarantee or assurance that the Company will be able to enter into contracts with online vendors or that, if the Company enters into such contracts, the terms and conditions of such contracts will be economically advantageous to the Company. In the event the Company enters into such contracts with online vendors, the Company anticipates receiving a commission referral fee ranging from 8% to 25%. The Company also anticipates more direct involvement in e-commerce. For example, the Company has recently opened a virtual bookstore by packaging approximately 300 books on privacy issues. The Company intends to sell these books over the Internet and receive a sales commission. The Company anticipates deriving revenues from the virtual bookstore within the next 6 months.

While the Company is considering the possibility of generating revenues from subscription fees from subscribers for certain proposed Internet services, the Company does not currently provide any specialized services and does not currently have any subscribers. The Company is considering providing personalized information services to paid subscribers but has not yet determined the scope of such services nor the subscription rates for such services.

 The Company derives certain consumer data from customer profiles. During the past 12 months, the Company contemplated generating revenues through the sale of this consumer data to third parties. However, as specified above, the Company recently opened a virtual bookstore relating to privacy issues, and Management of the Company believes that selling research data (commonly referred to as "aggregated data") to advertisers or market researches may not comport with the Company's privacy-related businesses. While it is a common practice for entities with high traffic volume websites to sell such aggregated data, this proposed policy is currently under review by Management of the Company. Therefore, the Company may elect to forego this potential revenue source.

In the same way, websites with high traffic volumes typically generate advertising fees through the sale of banner and other types of Internet advertising. The Company has not yet determined whether it will sell such advertising on its website. Moreover, in the event the Company elects to sell such advertising, the Company's advertising revenues will depend, in part, on the volume of traffic at the Company's website.

The Company has built and is continuing to develop a complex database of HTML links arranged into predefined categories and subjects across the top guides on the Internet. The TopClick guide currently includes links from Yahoo!, Excite, Lycos, Infoseek, Looksmart, Webcrawler, AOL, Snap! and Magellan. There are two principal ways to use the TopClick guide: (1) users can quickly click through three levels of information: Group, Category, and Subject. Users can then "click out" to any of the top Internet guides; or (2) alternatively, users can enter a keyword into the search panel and then click out to their choice of the top 12 search engines on the Internet.

In April, 1999 the Company reported that the usage of its website had increased significantly during the first period of 1999 and, in March alone, the Company served close to one million page views. The term "page view" means the accessing of a website page on the Internet. Often used by advertisers to gauge the "traffic", or frequency of visitation, on a specific website, the term "page view" differs from the Internet term "hit" in that a page view counts only the number of times a page has been accessed, while a "hit" counts the number of times that all the elements on a specific page, including graphics, have been accessed.

In May, 1999 the Company began an e-commerce initiative with LinkShare Corporation ("LinkShare"), whose software enables companies selling goods or services on the Internet to establish business partnerships through cross-selling and cross- referral agreements with other sites. In addition to providing technology, LinkShare tracks and verifies customer referrals and transactions and manages the related revenue structures. LinkShare currently services more than 150 retailers and manages a network of tens of thousands of affiliate sites. LinkShare is privately owned and headquartered in New York City, with offices in San Francisco and Denver. Additional information can be obtained at LinkShare's website at http://www.linkshare.com.

The Company believes that its participation in the LinkShare program will enable it to establish e-commerce relationships with over 150 existing electronic retailers, and to earn referral revenues through those relationships. In the first phase of this program, the Company has been approved to integrate e-commerce offerings from 1-800-Flowers, Borders.com, Cyberian Outpost, Fashionmall, Florist.com, K-Tel, American Eagle Outfitters, and AudioBook.

The Company has not generated any revenues to date and has a comprehensive loss for the year ended June 30, 1999 of US$444,681.00.

Transition of Website. In March, 1999 the Company entered into a nonexclusive, nontransferable Master Service Agreement with Frontier GlobalCenter, Inc. ("Frontier") for Internet connectivity services, which obligated the Company to pay monthly bandwith charges, to purchase software and hardware (specifically, servers) to facilitate such services, and to lease monthly rack space to store those servers, all of which allowed the Company to move its website to allow for more rapid growth. Frontier specializes in scalable high-speed hosting services, and hosts many of the world's busiest websites, including Yahoo!, Netscape, Playboy, Pacific Bell, Quote.com, and USA Today. The Company has installed a high-speed server and software system together with a leading statistical analysis and tracking software solution from Marketwave Corporation of Seattle, Washington ("Marketwave"), all supported by a 12-month maintenance contract. Marketwave is a leading innovator in real-time Internet data mining and traffic analysis software, with more than 40,000 licensed corporate customers including industry names like Intel, Dell, AT&T, Cox Communications, Volvo and NBC Europe. The new hosting architecture incorporates a fully redundant system supported by a "high-availability" load-balancing solution which distributes peak traffic across the servers to improve performance.

Employees. The Company and its subsidiaries currently have eight employees, all of which are full-time employees. Management of the Company anticipates using consultants for business, accounting, engineering, and legal services on an as-needed basis.

Key Employees. The Company's key employees are Chris Lewis, the President and Chief Executive Officer; Terry Livingstone, the Chief Operating Officer; Jason Wilkes, Vice President in charge of business development; and Rory Wadham, lead programmer.

Item 17. Management's Discussion and Analysis of Financial Condition and Results of Operations

Information retrieval is already a significant market on the Internet, but the growth of the Internet requires continued advances in Internet guide services. Because of the expanding volume of information on the Internet, no single company has been able to monopolize Internet guides and referencing indexes. The Company believes that the continued rapid expansion of the Internet provides opportunities for the Company's innovations and will further provide the Company with markets which the major search engines and guides do not control or dominate. The Company believes that there is a window of opportunity to establish a package of the best Internet guides into one environment.

The Company's innovations include the packaging of top Internet destinations, a simplified Internet navigation structure, and a fast, simple one-stop information search interface to the top Internet information directories, search engines and meta-search engines by the Company's "central keyword searching" facility. This feature provides one-stop keyword searching across the top portal sites including Yahoo!, Lycos, GoTo.com, Go Network, Ask Jeeves, Dogpile, Northern Light, Looksmart, Infoseek, Snap!, Webcrawler, AOL Netfind, HotBot and AltaVista.

Plans for Future Operations and Marketing Strategy. As set forth above, in May, 1999 the Company began an e- commerce initiative with LinkShare, which, the Company believes, will enable the Company to establish various e-commerce relationships. The Company anticipates that it will market itself to the Internet community as a clearinghouse and an encyclopedia of quality Internet guides. The Company believes that it will continue to develop increased. The Company bases its belief that it will continue to increase monthly traffic volumes, in part, on the increase of its website traffic by 1200 percent in the first quarter of 1999, and the Company's belief that the Internet will continue to grow at a significant rate, and the Company's plans to establish e-commerce agreements with strategic partners. During the period April 1, 1999 through and including June 30, 1999, the Company's website generated 1,117,880 page views and 477,143 unique searches.

The overall marketing plan for the Company's products and services is based on two separate promotional phases: (1) the Initial Site Launch Plan and (2) the Market Development Plan.

Initial Site Launch Plan. The Company anticipates that it will launch multiple online tactical programs to create awareness of the Company's websites and services with the goal of inducing potential clients to visit the Company's websites, where demonstrations of the Company's products and services will be displayed. The Company believes that by keeping the information current, subscribers will return to the Company's websites, the ultimate goal being increased usage over time.

The Company believes that over 80% of all Internet searches originate through the top 8 guides. The Company intends to submit its website to those top 8 guides and to use an automated software package to submit the TopClick website to the other 1,000 guides on the Internet. The Company's objective is to build the Company's websites and brands into well-known Internet properties.

The Company intends to submit Topclick.com to the top 10 site award businesses on the Internet through the use of electronic press releases. The Company intends to use the same methods to submit Topclick.com to the Top 10 Cool Sites/What's New Sites website to gain further recognition with Internet customers. The Company anticipates that it will send out press releases to the principal media groups that cover the Internet such as ABC, CNN, and CBS, as well as to technology news suppliers like PointCast. The Company also anticipates that it will provide automated announcements to specific interest groups at Internet chat environments and present its guide to mass community sites, such as Geocites, as a complimentary service which the Company believes will enhance the value of its core products. The Company will concentrate on disseminating information about its products and services to specific opinion-forming communities, such as teachers and marketing professionals via e-mail announcements.

Market Development Plan. For new Internet customers, the Company contemplates that it will establish channel development programs to Internet service providers, cable companies, telephone companies, satellite companies and web television businesses, with the intention of placing a link to TopClick in their software, as a starting point for those new Internet users.

A "link" is a selectable connection from one word, picture, or information object to another on the Internet. The most common form of link is the highlighted word or picture that can be selected by the user (with a mouse or in some other fashion), resulting in the immediate delivery and view of another file. The highlighted object is often referred to as an "anchor". The anchor reference and the object referred to constitute a hypertext link. The Company anticipates that it will seek logo and URL linking arrangements with targeted sites. The Company intends to develop "tell-a-friend" extensions to the TopClick site to make it easy for existing users to electronically tell friends about the Company's services.

Developing Site Traffic. The Company believes that it must develop volume traffic on its site in order to be successful. Once traffic volume has been established, the Company believes that it will become a distribution point for advertisers and will develop opportunities to participate in sponsorship agreements, electronic commerce agreements and joint marketing ventures. The Company intends to build its initial equity value measured by traffic (that is, page views) and then intends to develop multiple revenue streams as a broker of diverse audience interests. There is no assurance, however, that the Company will build an equity base which will be considered worth acquiring. Initially, the Company will offer its products and services free to its customers, strategic partners and media partners.

In keeping with this strategy, the Company will concentrate its marketing efforts on increasing site traffic. Promotional space and other content on the site will be provided free to content partners, to increase traffic. The Company intends to form strategic relationships with the existing top Internet guides, including providing free content links to areas of their sites that those guides want to promote (for example, by providing free content links to the Yahoo Golf Guide). Through the use of free space inside the TopClick guide, the Company intends to develop a database of advertising contacts, media contacts, and Internet guide contacts. At the same time, the Company will attempt to increase volume to the Company's site using an integrated marketing communications program to existing and new Internet users. The Company further intends to develop piggy-back marketing programs and cross-promotional opportunities with other online media. The TopClick guide will be offered free to users, strategic partners (such as existing Internet guides) and other media partners.

Name Identification. The Company has purchased additional domain names and will attempt to prevent third parties from adopting names similar to TopClick. The Company has entered into various domain name registration agreements for Topsearches.com, Mytopclick.com, Topclicking.com, Topclick-Inc.com, Topclickinc.com, Top-Clicks.net, Topclick.net, Topclicks.net, Topclicks.com, Top-click.com, Top-clicks.com, Top-click.net, Lookmarks.com with Network Solutions, Inc. ("NSI"). NSI is responsible for the registration of second-level Internet domain names in the top level COM, ORG, NET, and EDU domains. NSI registers these second-level domain names on a first come, first served basis. By registering a domain name, NSI does not determine the legality of the domain name registration, or otherwise evaluate whether that registration or use may infringe upon the rights of a third party. Effective February 25, 1998, NSI revised its domain name dispute policy which provides, among other things, that if a registrant files a civil action related to the registration and use of a domain name, and provides NSI with a copy of the file-stamped complaint, NSI will maintain the status quo ante of the domain name record pending a final or temporary decision of that court. In such cases, NSI will deposit control of the domain name into the registry of the court by supplying the registrant with the registry certificate for deposit. While the domain name is in the registry of the court, NSI will not make any changes to the domain name record unless ordered by the court.

The Company believes that this revision to NSI's domain name dispute policy will discourage frivolous claims against the domain names held by the Company. Domain name registrations are effective for two years and may be renewed year-to-year thereafter.

Expanding Internet Markets. Nua, one of Europe's leading online consultants and developers, estimates that there were approximately 100 million Internet users worldwide in January, 1998. According to a recent report in Computer Intelligence, the growth rate of Internet users may have increased by as much as 30% in 1998. The Company anticipates that it may benefit from that growth; however, no guaranty can be provided that such will occur.

North American Internet users represent more than 80% of all users. Until a year ago, almost 99% of the 13 million servers hooked to the Internet were distributed throughout North America, Western Europe and Japan. Internet advertising revenue has grown significantly since 1996, and, in 1998, approached the total advertising revenue for all domestic national newspaper revenues. Most analysts predict that this significant growth rate will continue through the year 2000. Netscape World recently predicted that Internet advertising revenues will surpass those of all domestic national newspaper revenues by this year. The Company should benefit from such growth; however, no guaranty can be provided that the Company will so benefit.

State of Readiness for Y2K. The Company has performed an assessment of the Company's information technology ("IT") systems as well as its non-IT systems (such as embedded technology in manufacturing or process control equipment containing microprocessors or other similar circuitry) relating to the Y2K problems previously referenced herein. The Company evaluated all hardware and software for Y2K compliance by using sources from the Internet, by contacting manufacturers, and by contacting third party suppliers of phone systems and security systems. Additionally, the Company reviewed product documentation for Y2K compliance where such was available.

The in-house workstations of Company employees and subcontractors are Pentium Personal Computers which utilize Windows 95 and Office 97+ software. The Company believes that all critical applications of that software are Y2K compliant. The Company has one additional workstation which is also Y2K compliant.

Built on a UNIX platform, the server hardware and software for the webserver environments used to host and serve the TopClick website are also Y2K compliant. After conducting testing and evaluation, the Company believes that its phone system, its Network Hub, its power backup systems and its security system are all Y2K compliant. The Company's facsimile machine, however, is not Y2K compliant.

Cost to Address the Company's Y2K Issues. The only significant equipment replacement cost the Company anticipates is approximately CDN$600 (at May 24, 1999, the exchange rate was US$1.00 to CDN$1.53, so as of that date CDN$600 was approximately US$392.16) to replace the Company's facsimile machine. The Company does not anticipate any additional upgrade, replacement, or equipment servicing charges to become Y2K compliant. The Company will monitor external service providers through the Year 2000 at a cost of approximately CDN$125.00 (approximately US$81.70). Therefore, based on current estimates, the costs of addressing this issue are not expected to have a material adverse effect on the Company's financial position, results of operations or cash flows. The potential impact of the Y2K issue on significant customers, vendors and suppliers of the Company cannot be reasonably estimated at this time.

The Company's Contingency Plans. To prevent electrical failures from adversely affecting the Company's operations, the Company performs regularly scheduled data backups and connects its computer system to backup power systems. Through the Year 2000, the Company will continue to communicate with its electrical and telecommunications providers to remain informed about (I) the status of such suppliers' Y2K compliance, and (ii) the potential impact that the failure of these suppliers to become Y2K compliant will have on the Company.

Liquidity and Capital Resources. As set forth above, on or about January 28, 1999, the Company entered into a Financing Agreement with a group of investors represented by Sonora Capital Corporation, a British Columbia corporation ("Sonora"). Other parties to the Financing Agreement were Peter Hough, Clive Barwin and James Decker, British Columbia residents; and Helpful By Design,
Inc., a Canadian federal jurisdiction corporation ("HBD"). Chris Lewis, the Chief Executive Officer of the Company, was a significant shareholder of HBD, and Mr. Lewis was also a party to the Financing Agreement. TC is now a wholly-owned subsidiary of the Company. The group of investors represented by Sonora provided the Company with $2,000,000. Pursuant to the Financing Agreement, the Company acquired all of the shares of TopClick Corporation, a Delaware corporation incorporated on July 8, 1998 ("TC") which, in turn, had previously acquired certain assets from E.Z.P.C. Canada Inc., which was incorporated on September 28, 1994, under the Canada Business Corporations Act with one common share owned by HBD.

As consideration for the exchange, assignment, transfer, conveyance, setting over and delivery of the shares of TC, the Company issued 8 shares of its $.001 par value common stock for every 7 shares of TC $.001 par value common stock. This exchange value was determined by negotiations between the Company, TC, and Sonora, and was approved by a majority of the shareholders of TC. A copy of the Financing Agreement is filed as a material contract as Exhibit 10.1 to this Amendment No. 3 to the Company's Registration Statement on Form 10-SB.

The Company believes that it may be able to acquire additional financing at commercially reasonable rates; however, there can be no assurance that the Company will be able to obtain additional financing at commercially reasonable rates, or at all. The Company has expended, and will continue to expend in the future, substantial funds on the research and development of its products and services. The failure of the Company to obtain additional financing, or to generate revenues from its Internet products and services, would significantly limit or eliminate the Company's ability to fund its research and development activities, which would have a material adverse effect on the Company's ability to continue to compete with other Internet directory service providers. Moreover, although the Company has significant cash reserves, it cannot continue to operate indefinitely without generating revenues. At present, the Company's primary source of revenue is the sale of its securities.

Results of Operations. The Company has not yet realized any revenue from operations. In the year ended June 30, 1999, the Company expended $260,019 in software development costs, which represent costs relating to the development of the Company's Internet website. The Company anticipates that these costs will be amortized upon the commercial exploitation of the Company's Internet website. During the year ended June 30, 1999, the Company capitalized $10,075 of depreciation of its computer equipment as software development costs.

The Company experienced a net loss from its operating activities of $482,680 for the year ended June 30, 1999 and a net loss, after interest income and write-off of deferred charges, of $462,603, resulting in a loss per share of $0.04. This loss was further offset by foreign currency translation adjustments of $17,922, resulting in a comprehensive loss of $444,681 at June 30, 1999.

At June 30, 1999, the Company had cash of approximately $1,667,370 deposited with RBC Dominion Securities Ltd. ("RBC"), earning interest at 3.75% per annum. RBC is a leading debt and equity underwriter in Canada and a member of the Royal Bank Financial Group, a global financial services group.

Recent Developments. On June 4, 1999, the Company announced that it had added twenty high profile Internet retailers to the development of its e-commerce environment in preparation for the launch of the TopClick Marketplace, a packaged e-commerce shopping environment that will be offered on the Company's homepage. Retail brands include Ameritech, Travelocity, Barnsandnoble.com, Priceline, and Reel.com, which have been made available through the affiliate network Be Free, Inc. On June 9, 1999, the Company announced that it had added Dell and Amazon.com to its e-commerce package. The Company recently joined the Amazon.com Associates Program, a leading selling program on the Internet, which the Company believes has more than 260,000 members. The Company is continuing discussions with additional Internet retailers and anticipates continuing to add established Internet retailers to its packaged e-commerce shopping environment.


Item 18. Description of Property

Property held by the Company. As of the dates specified in the following table, the Company held the following property:


                         Property                                 June 30, 1999
                         --------                                 -------------
         Cash                                                       $1,702,291

         Intellectual Property-software development                   $260,019

         Property and Equipment                                        $78,324


The Company owns the TopClick website and all proprietary software incidental to the operation thereof. The Company has purchased additional domain names similar to TopClick in an attempt to prevent third parties from exploiting the TopClick brand name. On or about August 3, 1998, TC purchased office furniture and communications systems to furnish the Company offices located at Suite 200, 1636 West 2nd Avenue, Vancouver, British Columbia, Canada V6J 1H4. TC acquired office workstations and fixtures with an inventory value on that date of $74,000 for the actual purchase price of $22,000; a Telecomms System for $14,000; 10 personal computers, a laptop computer, and servers, for $23,700; software and databases for $29,000; 3 printers and personal computer accessories for $6,500; and an office security system for $1,700. As of March 31, 1999, the Company, after deducting accumulated depreciation, assigned a net book value of $54,285 to the Company's computer equipment and $24,521 to the Company's furniture and other office equipment.

The Company has become the successor-in-interest to TopClick (Canada) Inc.'s commercial lease for the premises located at #200-1636 W. Second Avenue in Vancouver, British Columbia. That lease commenced August 1, 1998 and expires July 31, 2001, and consists of approximately 3,500 square feet designated for use as Internet software and related business offices. The annual base rental is CDN$42,000, paid in monthly installments and subject to typical common area charges and pro rata tax charges. The Company shall have the right to renew the lease for a further 3 year period if the Company is not in default under the lease at the date of expiration.

Intellectual Property Strategy. The Company will attempt to protect its proprietary technology and domain names (see the discussion under the heading entitled "Name Identification" on Page 6 of this registration statement). The Company exclusively owns any and all software that it develops and retains the right to license its products to third parties. The Company may rely on a combination of copyright, NIS registration, trademark and trade secrecy laws, and confidentiality agreements with its employees and subcontractors, to protect its intellectual property rights in its products.

The Company  faces a challenge  unique to the software and  computing  industry.
While it is possible to protect a product's "look and feel", it is almost impossible for a company to protect its Internet and software features and functions. This means that another organization may elect to use the Company's products as prototypes or guides for their own development. This can drastically shorten a competitor's product development cycle. The Company intends to remain among the top innovators and most customer-focused providers of Internet information retrieval systems. This will require the Company to spend significant funds for continuing research and development activities. The Company regards its technology as proprietary and may attempt to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and transferring title and other methods, and has plans to seek a patent with respect to certain aspects of its searching and indexing technology. There can be no assurance that any patents that may issue from these applications will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. Failure of any patents to provide protection of the Company's technology may make it easier for the Company's competitors to offer technology equivalent to or superior to the Company's technology.

The Company also anticipates entering into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's services or technology without authorization, or to develop similar technology independently. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Web makes it virtually impossible to control the ultimate destination of the Company's services. Policing unauthorized use of the Company's technology is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material and adverse effect on the Company's business, results of operations and financial condition.

The Company may, in the future, receive notice of claims of infringement of other parties' proprietary rights, including claims for infringement resulting from the downloading of materials by the online or Web services operated or facilitated by the Company. Although the Company investigates claims and responds as it deems appropriate, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any assertions or prosecutions will not materially and adversely affect the Company's business, results of operations and financial condition. Irrespective of the validity or the successful assertion of such claims, the Company would incur significant costs and diversion of resources with respect to the defense thereof which could have a material adverse effect on the Company's business, results of operations and financial condition. If any claims or actions were asserted against the Company, the Company might seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that under such circumstances a license would be available on commercially reasonable terms, or at all.

Item  19. Certain Relationships and Related Transactions

Related Party Transactions. Pursuant to a Financing Agreement dated January 28, 1999, the Company acquired all of the shares of TopClick Corporation, a Delaware corporation incorporated on July 8, 1998 (previously defined in this Prospectus as "TC") which, in turn, had previously acquired certain assets from E.Z.P.C. Canada Inc., which was incorporated on September 28, 1994, under the Canada Business Corporations Act with one common share owned by Helpful By Design, Inc., a Canadian federal jurisdiction corporation ("HBD"). Chris Lewis, the Chief Executive Officer of the Company, was a significant shareholder of HBD. TC is now a wholly-owned subsidiary of the Company.

As consideration for the exchange, assignment, transfer, conveyance, setting over and delivery of the shares of TC, the Company issued 8 shares of its $.001 par value common stock for every 7 shares of TC $.001 par value common stock. This exchange value was determined by negotiations between the Company, TC, and Sonora Capital Corporation ("Sonora"), and was approved by a majority of the shareholders of TC.

On or about July 14, 1998, the name of E.Z.P.C. Canada, Inc., was changed to TopClick (Canada) Inc. In September, 1998, HBD sold the TopClick website (which website is described more specifically below) and related assets, including the one common share of TopClick (Canada) Inc., to TC for the issuance of 7,000,000 shares of $.001 par value common stock of TC to HBD and forgiveness of indebtedness owed by HBD to TopClick (Canada) Inc. The TopClick website and related assets were valued by the Board of Directors of HBD ("HBD Board") at US$700,000 (all amounts are in United States currency unless otherwise specified.) The HBD Board valued the forgiveness of a debt in the amount of $480,000 in Canadian Dollars ("CDN$") at $315,789, at an exchange rate of approximately 1.52 CDN$ to one United States dollar. The HBD Board believes that total consideration for the sale of the TopClick website and related assets was, therefore, approximately $1,015,789. As part of this transaction, TC agreed to convert the shares of preferred stock held by shareholders of TopClick (Canada) Inc. into shares of common stock of TC.

The September, 1998 transaction between the Company's wholly-owned subsidiary, TC, and HBD was not the result of arm's-length negotiations. The TopClick website and related assets were valued by the Board of Directors of HBD ("HBD Board") at $700,000. The HBD Board valued the forgiveness of a debt in the amount of CDN$480,000 at $315,789, at an exchange rate of 1.52 Canadian dollars to one United States dollar. The HBD Board believes that total consideration for the sale of the TopClick website and related assets was, therefore, approximately $1,015,789. However, the real cost to HBD of designing, developing and building the TopClick website, assembling the development personnel, and developing a business plan and strategy for the TopClick website, during a period of approximately 18 months, was approximately CDN$1,000,000. Therefore, the sale resulted in a profit of approximately 50% to HBD. As specified previously herein, a significant number of shares of HBD were owned by Chris Lewis, the Chief Executive Officer of the Company.

At March 31, 1999, $36,000 in contract fees were accrued for services rendered to TopClick Canada Inc. by Chris Lewis, the Chief Executive Officer of the Company. At December 31, 1997, the Company had a note payable to Mr. Lewis relating to the purchase of rights which he held in an oil and gas lease property. The unsecured, non-interest bearing note in the amount of $7,500 was due and payable January 31, 1998 and was paid in full on or about March 28, 1998.

Item  20.  Market for Common Equity and Related Stockholder Matters

The Company participates in the OTC Bulletin Board, an electronic quotation medium for securities traded outside the Nasdaq Stock Market. The Company's common stock trades on the OTC Bulletin Board under the trading symbol "TOCK".

This market is extremely limited and the prices for the Company's common stock quoted by brokers is not necessarily a reliable indication of the value of the Company's common stock.

The following table sets forth the high and low bid prices for shares of the Company's common stock for the periods noted, as reported by the National Daily Quotation Services and the NASD Non-NASDAQ Bulletin Board. Quotations reflected inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                Year             Period              High              Low
                ----             ------              ----              ---

                1998             Fourth Quarter    $0.2969            $0.25

                1999             First Quarter      $5.375            $0.2969
                                 Second Quarter     $4.500            $1.8125
                                 Third Quarter     $2.0625            $0.4062

After consummation of the financing transaction with Sonora and other parties, as specified at length herein in the section entitled Development of the Company and Related Party Transactions, Sonora conducted a six-week investor relations promotional campaign which raised the Company's visibility to the retail investment community, resulting in increased sales of the Company's common stock. There are now approximately 2,000 holders of the Company's common stock.

There have been no cash dividends declared on the Company's common stock since the Company's inception. Dividends will be declared at the sole discretion of the Company's Board of Directors.

Item 21. Executive Compensation - Remuneration of Directors and Officers.

Any compensation received by officers, directors, and management personnel of the Company will be determined from time to time by the Board of Directors of the Company. Officers, directors, and management personnel of the Company will be reimbursed for any out-of-pocket expenses incurred on behalf of the Company.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to the Company payable to the Chief Executive Officer of the Company and the other executive officers of the Company whose total annual salary and bonus is anticipated to exceed $50,000 during the year ending December 31, 1999. The Board of Directors of the Company may adopt an incentive stock option plan for its executive officers which would result in additional compensation.

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION
                     ---------------------------------------

                Name                                                         Other Annual              All Other
       and Principal Position      Year      Salary($)        Bonus($)       Compensation($)        Compensation($)
------------------------------     -----   ------------       --------      ----------------       -------------------
Chris Lewis,                       1999      $144,000           None               None               Stock options*
President and Chief Executive
Officer

Terry Livingstone                  1999      $100,000           None               None               Stock options*
Chief Operating Officer

*Chris Lewis has been granted options to acquire 225,000 shares and Terry Livingstone has been granted options to acquire 25,000 shares at $1.00 per share.

Compensation of Directors. The Company anticipates that the Board of Directors of the Company will approve a stock option and compensation plan for non-executive directors (that is, directors who do not also serve as executive officers of the Company). The Company anticipates that those non-executive directors shall receive shares of the Company's $.001 par value common stock worth $5,000 each quarter, and an additional $1,250 per quarter designated as a "meeting attendance fee". Therefore, the total compensation paid to each non-executive director shall be equivalent to $25,000 annually. The Company does not presently have any non-executive directors.

Beginning in the first quarter of 1999, Chris Lewis, the President and a director of the Company, has received $12,000 per month as compensation for his services as a director and executive officer, and Mr. Livingstone has received approximately $8,350 per month as compensation for his services as an executive officer.

Item  22.  Financial Statements

Copies of the financial statements specified in Regulation 228.310 (Item 310) have been filed as exhibits to the Company's Amendment No. 5 to its Registration Statement on Form 10-SB and are incorporated herein by reference.

Item 23. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with the Company's accountants since the formation of the Company required to be disclosed pursuant to Item 304 of Regulation S-B.

                                  LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Stepp & Beauchamp LLP, located in Newport Beach, California.

                                     EXPERTS

The financial statements of the Company appearing in this Prospectus and Registration Statement have been prepared by Buckley Dodds, Chartered Accountants, and are included in reliance upon such reports given upon the authority of Buckley Dodds as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

The Company has filed a Registration Statement on Form SB-2 with the Commission pursuant to the 1933 Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement on Form SB-2 and the exhibits and schedules to the Registration Statement on Form SB-2. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement on Form SB-2 and the exhibits and schedules filed as a part of the Registration Statement on Form SB-2. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete, and reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement on Form SB-2. Each such statement is qualified in all respects by such reference to such exhibit.

On or about April 23, 1999, the Company filed a Registration Statement on Form 10-SB, which is currently under review by the Commission. On or about June 22, 1999, the Company became a reporting company with the Commission, and will hereafter provide an annual report to its security holders, which will include audited financial statements. The public may read and copy any materials filed with the Commission, including the Company's Registration Statement on Form SB-2 and the Registration Statement on Form 10-SB, and all exhibits and schedules thereto, at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Securities and Exchange Commission. The public may also obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov. The Company currently maintains its own Internet address at www.topclick.com.

                                TABLE OF CONTENTS

Item Number  Caption                                                        Page
-----------  -------                                                        ----

    3.      Summary Information................................................4
            Risk Factors.......................................................5
               Limited Operating History.......................................6
               Competition.....................................................6
               Third Party Reliance ...........................................7
               Business Interruption     ......................................7
               Reliance on Growth of the Internet..............................7
               Uninsured Losses; Acts of God...................................7
               Regulatory and Related Influences...............................8
               Market Forces...................................................8
               Growth of Business..............................................8
               Future Capital Needs and Uncertainty of Additional Funding......8
               Limited Protection of Proprietary Technology....................9
               Rapid Technological Change......................................9
               Key Personnel..................................................10
               Conflicts of Interest..........................................10
               Dependence on Management.......................................10
               Limitation of Liability of Officers and Directors..............10
               Penny Stock Regulation.........................................11
               Control by Existing Shareholders; Anti-Takeover Provisions.....11
               Securities Market Factors......................................11
               No Foreseeable Dividends.......................................11
               No Assurances of Revenue or Operating Profits..................11
               Federal Income Tax Consequences................................11
               Impact of the Year 2000 (Y2K Issues)...........................11
               Third Party Y2K Risks to the Company...........................12
    4.      Use of Proceeds...................................................12
    5.      Determination of Offering Price...................................12
    6.      Dilution..........................................................13
    7.      Selling Security Holders..........................................13
    8.      Plan of Distribution..............................................16
    9.      Legal Proceedings.................................................18
    10.     Directors, Executive Officers, Promoters and Control Persons......18
    11.     Security Ownership of Certain Beneficial Owners and Management....19
    12.     Description of Securities.........................................19
    13.     Interest of Named Experts and Counsel.............................20
    14.     Disclosure of Commission Position on Indemnification for
               Securities Act Liabilities.....................................20
    15.     Organization Within Last Five Years...............................20
    16.     Description of Business...........................................20
    17.     Management's Discussion and Analysis of Financial Condition
            and Results of Operations.........................................22
    18.     Description of Property...........................................26
    19.     Certain Relationships and Related Transactions       .............27
    20.     Market for Common Equity and Related Stockholder Matters..........28
    21.     Executive Compensation............................................29
    22.     Financial Statements..............................................30
    23.     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure..........................................30
            Legal Matters.....................................................30
            Experts...........................................................30
            Additional Information............................................30


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item  24.  Indemnification of Directors and Officers

Article Seventh of the Certificate of Incorporation of the Company provides, among other things, that directors of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or (iv) for any transaction from which such director derived any improper personal benefit. Accordingly, the directors of the Company may have no liability to the shareholders of the Company for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to the shareholders of the Company.

There are no indemnification provisions in the Company's Certificate of Incorporation regarding officers of the Company. However, the Company anticipates that it will enter into indemnification agreements with each of its executive officers pursuant to which the Company will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been an officer or director or employee of the Company. In order to be entitled to indemnification by the Company, such person must have acted in good faith and in a manner such person believed to be in the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Item  25.  Other Expenses of Issuance and Distribution

The Company will pay all expenses in connection with the registration and sale of the Shares, except any selling commissions or discounts allocable to sales of the Shares, fees and disbursements of counsel and other representatives of the Selling Stockholders, and any stock transfer taxes payable by reason of any such sale. The estimated expenses of issuance and distribution are set forth below.

Registration Fees                           Approximately   $4,633.41
Transfer Agent Fees                         Approximately   $2,500.00
Costs of Printing and Engraving             Approximately     $300.00
Legal Fees                                  Approximately  $15,000.00
Accounting Fees                             Approximately   $7,500.00

Item  26.  Recent Sales of Unregistered Securities

There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

On or about January 30, 1999, the Company sold 4,912,500 shares of its $.001 par value common stock for $0.20 per share. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933 set forth in Section 3(b) of that act and Rule 504 of Regulation D promulgated by the Securities and Exchange Commission. The offering price for the shares was arbitrarily set by the Company and had no relationship to assets, book value, revenues or other established criteria of value. The gross proceeds to the Company were $982,500. The Company used $150,000 of these funds to repay an outstanding loan of $150,000 from a group of investors represented by Sonora Capital Corporation, a British Columbia corporation.

On or about March 28, 1999, the Company sold 400,000 shares of its $0.001 par value common stock for $2.50 per share. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933 set forth in Regulation S promulgated by the Securities and Exchange Commission. Specifically, the offer was made to "non U.S. persons outside the United States of America", as that term is defined under applicable federal and state securities laws. The offering price for the shares was arbitrarily set by the Company and had no relationship to assets, book value, revenues or other established criteria of value. The net proceeds to the Company were $1,000,000.

Item 27. Exhibits.

Copies of the following documents are filed with this Amendment No. 1 to Registration Statement on Form SB-2, as exhibits:

Exhibit No.                Description
-----------                -----------
3.1                        Certificate of Incorporation*
                           (Charter Document)

3.2                        Amendment to Certificate of Incorporation*
                           (Charter Document)

3.3                        Bylaws*

5.                         Opinion Re: Legality*

8.                         Opinion Re: Tax Matters (not applicable)*

10.1                       Financing Agreement*
                           (material contract)

10.2                       Frontier GlobalCenter, Inc. Agreement*
                           (material contract)

11.                        Statement Re: Computation of Per Share Earnings*

15.                        Letter on Unaudited Interim Financial Information*

21.                        Subsidiaries of the Registrant*

23.1                       Consent of Auditors*

23.2                       Consent of Counsel*

24.                        Power of Attorney*

27.                        Financial Data Schedule*

*Previously filed as exhibits to Registration Statement on Form SB-2.

Item 28. Undertakings.

A. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

B. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20%
     change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the 1933 Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, on November 30, 1999.


                                          TopClick International, Inc.,
                                          a Delaware corporation

                                          By:
                                              --------------------------------
                                          Its:     President